EXHIBIT 99.1

Exactech Q1 Revenue $61.4 Million. Net Income Down 2% to $4.1 Million. Diluted EPS $0.29 vs. $0.30.

Gainesville, Fla. - April 28, 2015 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $61.4 million for the first quarter of 2015, a 3% decrease from $63.3 million in the first quarter of 2014. On a constant currency basis, revenue was flat. Net income was $4.1 million, or $0.29 per diluted share, compared to $4.2 million, or $0.30 per diluted share, in the same quarter a year ago.

First Quarter Segment Performance
The first quarter of 2015 was significantly impacted by a weakened Euro and Japanese Yen relative to the U.S. Dollar. The following are company revenue results, as well as adjusted revenue comparisons on a constant currency basis:

•	Extremity implant revenue increased 7% to $21.1 million, a 9% constant currency increase

•	Knee implant revenue decreased 10% to $18.4 million, a 6% constant currency decrease

•	Hip implant revenue increased 1% to $11.0 million, a 7% constant currency increase

•	Biologic and Spine revenue decreased 12% to $5.1 million, an 8% constant currency decrease

•	Other revenue decreased 10% to $5.8 million, an 8% constant currency decrease

Management Comment
Exactech CEO and President David Petty said, “Worldwide sales decreased 3% to $61.4 million. U.S. sales were down 1% to $41.2 million compared with $41.6 million in the first quarter a year ago. International sales decreased 7% to $20.1 million. U.S. sales represented 67% of total sales and international sales were 33% of the total. On a constant currency basis, international sales increased 3% and worldwide sales were flat for the quarter. At current rates we are expecting foreign currency challenges in the second quarter. Sales were softer than planned in part resulting from sales organization transition and improvement activities that we expect will begin delivering positive results in the second half of this year. Major product development projects for revision hip, knee and shoulder systems remain on track and we plan to be doing surgeries with all three revision systems in the second half of this year as well.”

Chief Financial Officer Jody Phillips said, “Gross margins decreased to 70% from 71% for the first quarter a year ago due to the anticipated impact of pricing. Total operating expenses for the quarter decreased 4% to $36.7 million and as a percentage of sales were 60%, the same as the first quarter of 2014. General and administrative expenses increased 1% in the first quarter at $5.8 million and sales and marketing expenses decreased 8% to $21.9 million. Research and development expenses increased 8% to $4.5 million during the first quarter reflecting ongoing significant investment in our new product pipeline and the integration of the Blue Ortho acquisition. Our forward looking guidance has been adjusted for the first quarter’s results as well as the anticipated full year impact of current currency exchange rates.

Looking forward, Exactech updated its 2015 revenue guidance to $248-$254 million and its diluted EPS target to $1.18 - $1.24. For the second quarter ending June 30, 2015, the company said it anticipates

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revenues of $61-$63 and diluted EPS of $0.26-$0.28. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO David Petty and key members of the management team at 10:00 a.m. Eastern Time on Wednesday, April 29. The call will cover the company’s first quarter results. After opening statements a question-and-answer session will follow.

To participate in the call, dial 1-888-481-2877 any time after 9:50 a.m. Eastern on Wednesday, April 29th. International and local callers should dial 1-719-325-2420. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=114141. This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Executive Vice President of Finance    &            305-451-1888
Chief Financial Officer
352-377-1140                            E-mail: exac@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,266	$10,051
Accounts receivable, net of allowances of $1,005 and $946	51,928	50,731
Prepaid expenses and other assets, net	3,906	2,436
Income taxes receivable	582	1,492
Inventories – current	71,321	72,827
Deferred tax assets – current	1,648	1,620
Total current assets	141,651	139,157

PROPERTY AND EQUIPMENT:
Land	2,677	2,742
Machinery and equipment	35,976	35,434
Surgical instruments	102,304	101,142
Furniture and fixtures	4,732	4,556
Facilities	20,042	19,981
Projects in process	856	1,166
Total property and equipment	166,587	165,021
Accumulated depreciation	(87,853)	(84,915)
Net property and equipment	78,734	80,106

OTHER ASSETS:
Deferred financing and deposits, net	650	676
Non-current inventories	17,553	17,465
Product licenses and designs, net	14,963	8,641
Patents and trademarks, net	1,627	1,701
Customer relationships, net	149	203
Goodwill	15,190	13,091
Total other assets	50,132	41,777
TOTAL ASSETS	$270,517	$261,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,464	$13,615
Income taxes payable	809	146
Accrued expenses and other liabilities	9,084	9,194
Other current liabilities	1,692	250
Current portion of long-term debt	3,000	3,000
Total current liabilities	29,049	26,205

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,048	2,794
Long-term debt, net of current portion	19,500	20,250
Other long-term liabilities	6,197	420
Total long-term liabilities	27,745	23,464
Total liabilities	56,794	49,669

SHAREHOLDERS’ EQUITY:
Common stock	140	139
Additional paid-in capital	77,657	76,126
Accumulated other comprehensive loss	(11,689)	(8,397)
Retained earnings	147,615	143,503
Total shareholders’ equity	213,723	211,371

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$270,517	$261,040

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods
	Ended March 31,
	2015	2014
NET SALES	$61,376	$63,258

COST OF GOODS SOLD	18,642	18,634
Gross profit	42,734	44,624

OPERATING EXPENSES:
Sales and marketing	21,850	23,713
General and administrative	5,847	5,785
Research and development	4,529	4,193
Depreciation and amortization	4,442	4,322
Total operating expenses	36,668	38,013

INCOME FROM OPERATIONS	6,066	6,611

OTHER INCOME (EXPENSE):
Interest income	2	3
Other income	28	24
Interest expense	(302)	(347)
Foreign currency exchange gain (loss)	(202)	313
Total other income (expense)	(474)	(7)

INCOME BEFORE INCOME TAXES	5,592	6,604

PROVISION FOR INCOME TAXES	1,480	2,406

NET INCOME	$4,112	$4,198

BASIC EARNINGS PER SHARE	$0.30	$0.31

DILUTED EARNINGS PER SHARE	$0.29	$0.30

SHARES - BASIC	13,916	13,596

SHARES - DILUTED	14,174	13,907

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EXACTECH INC.